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                                                                     EXHIBIT 1.1

                            CONTAX PARTICIPACOES S.A.
                Corporate Taxpayer's ID (CNPJ) 04.032.433/0001-80
                    Corporate Registry ID (NIRE) 35300180631
                                 Public Company

                                     BYLAWS

                                    CHAPTER I
                     NAME, HEAD OFFICE, PURPOSE AND DURATION

ARTICLE 1 - CONTAX PARTICIPACOES S.A. is a joint-stock company, which is ruled by these Bylaws and by applicable legislation.

ARTICLE 2 - The Company's head office and jurisdiction is located at Praia de Botafogo, 300, 11(0) andar, sala 1101 (parte), Botafogo, in the city of Rio de Janeiro, State of Rio de Janeiro, and it may, by resolution of the Board of Directors, regardless of authorization of the General Meeting, open, maintain and close branches, offices, warehouses or representation agencies anywhere in the domestic territory or abroad.

ARTICLE 3 - The Company has as purpose the direct or indirect stake in other companies, commercial or civil ones, as partner, shareholder or quotaholder, in the country or abroad.

ARTICLE 4 - The duration of the Company shall be undetermined.

                                   CHAPTER II
                            CAPITAL STOCK AND SHARES

ARTICLE 5 - The capital stock is R$ 223,873,116.10 (two hundred, twenty-three million, eight hundred, seventy-three thousand, one hundred, sixteen reais and ten centavos), divided into 379,803,477 shares, of which 126,601,159 are common shares and 253,202,318 are preferred shares, all book-entry, registered shares and without par value.

PARAGRAPH 1 - The Company is authorized to increase its capital stock up to 500,000,000 (five hundred million) common or preferred shares, regardless of bylaw amendment, by means of the resolution of the Board of Directors, which shall determine the issue conditions.

PARAGRAPH 2 - The issue of shares, debentures convertible into shares and subscription warrants, placement of which shall be made by means of sale in stock exchange or public subscription, exchange for shares in a public offering for control acquisition, under the terms of the law, shall exclude the preemptive right in the subscription.

PARAGRAPH 3 - The preferred shares are not entitled to vote, ensuring them priority in the reimbursement in the event of the Company's dissolution, without premium, and in the payment of minimum non-cumulative dividends of (a) 6% (six percent) per year upon the

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value resulting from the division of the subscribed capital by the total number of Company's shares or (b) 3% (three percent) of the net equity value of the share, prevailing which is higher between (a) and (b).

PARAGRAPH 4 - The preferred shares shall represent up to 2/3 (two thirds) of the total shares issued by the Company, and the proportion previously existing amongst common and preferred shares shall be changed in their issue.

PARAGRAPH 5 - The Company shall, by resolution of the General Meeting, grant a stock option on behalf of the administrators and employees, or individuals who provide services to the company under their control.

PARAGRAPH 6 - The non-realization, by the subscriber, of the amount subscribed under the conditions provided for by the list or the call shall make him/her legally be in default, for purposes of the Articles 106 and 107 of the Law 6,404/76, being subject to the payment of the overdue amount adjusted for price level restatement as per the IGP-M (General Market Price Index) variation in the lowest periodicity legally admitted, in addition to a 12% (twelve percent) interest per year, "pro rata temporis" and penalty corresponding to 10% (ten percent) of the overdue installment amount, duly restated.

                                   CHAPTER III
                                    SECTION I
                                 GENERAL MEETING

ARTICLE 6 - The General Meeting is the Company's senior body, with powers to resolve on all matters related to the Company's purpose and to take actions which might be deemed convenient to the defense and advancement of the Company.

ARTICLE 7 - The Shareholders' General Meeting, under the terms of the law, shall meet:

(a) On an ordinary basis: within the first four months, after the end of the fiscal year, to:

      (i) take the management accounts, discuss and vote the financial statements;

      (ii) elect the Board of Directors, at the appropriate time, and the Audit Committee, as the case may be; and

      (iii) resolve on the allocation of the net income for the year, should there be any, and the distribution of dividends, as the case may be; and determine the compensation of the administrators.

(b) On an extraordinary basis: whenever, by means of legal call notice, the social interests advise or require the shareholders' pronouncement.

ARTICLE 8 - The General Meeting shall be called by the Chairman of the Board of Directors, and the Chairman thereof shall consubstantiate the respective act, or as provided for in the Sole Paragraph of the Article 123 of the Law 6,404 as of 12.15.1976.

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ARTICLE 9 - The General Meeting shall be instated by any Officer of the Company, who shall proceed with the election of the Presiding board, composed of one chairman and one secretary, chosen amongst those attending the Meeting.

ARTICLE 10 - From the works and resolutions of the General Meeting the minutes shall be drawn up, signed by the board members and by the attending shareholders, who represent, at least, the majority required for the resolutions taken.

PARAGRAPH 1 - The minutes shall be drawn up in the summary format, inclusively disagreements and complaints.

PARAGRAPH 2 - Except for resolutions contrary to the Meeting, the minutes shall be published omitting the signatures of the shareholders.

ARTICLE 11 - It is privately incumbent upon the General Meeting to resolve on the following matters:

      a.    to amend the Company's bylaws;

      b. to elect or dismiss, at any time, the administrators and controllers of the Company, except the provision in the Article 17, III, of these Bylaws;

      c. to take, annually, the management accounts and resolve on the financial statements presented by the administrators;

      d. to authorize the issue of debentures convertible into shares, except in the Article 17, XXXI, of these Bylaws;

      e.    to discontinue the exercise of the shareholder's right;

      f. to resolve on the transformation, merger, incorporation and spin-off of the Company, the dissolution and liquidation thereof, elect and dismiss liquidators and judge on their accounts;

      g. to resolve on the evaluation of the assets which the shareholder shall compete for the capital stock formation;

      h. to authorize the administrators to confess bankruptcy and to file for chapter 11 workouts.

                                   SECTION II
                            MANAGEMENT OF THE COMPANY

ARTICLE 12 - The Company shall be managed by a Board of Directors and an Executive Board, as provided for by the law and these Bylaws, and their members are exempt from rendering guarantee in order to exercise their functions.

PARAGRAPH 1 - The Board of Directors, a collective resolution body, shall exercise the senior management of the Company.

PARAGRAPH 2 - The Executive Board is the executive management body of the Company, each one of its members acting according to the respective competence.

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PARAGRAPH 3 - The attributions and powers granted by the law to each one of the management bodies shall not be granted to other body.

                                   SECTION III
                               BOARD OF DIRECTORS

ARTICLE 13 - The Board of Directors shall be comprised of up to 7 (seven) members and equal number of alternates, all shareholders, with the designation of Board members, elected by the General Meeting and dismissed by it at any time, with term of office of 3 (three) years, allowing reelection.

PARAGRAPH 1 - After the end of the term of office, the Board members shall remain in the exercise of their offices up to the investiture of the administrators who shall substitute them, under the terms of the law and these Bylaws.

PARAGRAPH 2 - The members of the Board of Directors shall be invested in office by means of the execution of the respective term, drawn up in the Company's records.

ARTICLE 14 - The Board of Directors shall have a Chairman chosen amongst its members, who shall call and chair its meetings, and he shall be elected, annually, by the majority of votes of its members, and the first election shall be held immediately after their investitures.

ARTICLE 15 - In the event of vacancy in the position of Board member, inclusively the Chairman, his/her respective alternate shall take over the position completing the term of office of the Board member substituted.

PARAGRAPH 1 - In his/her absences or temporary impediments, the Board member shall be substituted by his/her alternate, specifically for each meeting. In the assumption of absences or temporary impediments of the Chairman, he shall indicate amongst the sitting Board members the one who shall temporarily take over the Chair of the Board of Directors and he/she shall be substituted by his/her alternate at the respective meetings.

PARAGRAPH 2 - In the event of vacancy in the position of Board member and, in the absence of his/her alternate to comply with the remaining term of office, his/her alternates shall be appointed by the other Board members up to the first General Meeting, which shall be held under the terms of the law.

ARTICLE 16 - The Board of Directors shall meet, on an ordinary basis, at least once every quarter and, on an extraordinary basis, whenever necessary, by means of the call of any Board member.

PARAGRAPH 1 - The extraordinary meetings of the Board shall be called in writing, with a minimum 5 (five) business day prior notice, which shall contain the agenda and the matters to be resolved at the respective meeting. Despite of this provision, the Board of Directors' meeting which all the members attend shall be consider regular.

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PARAGRAPH 2 - The instatement quorum of the Board of Directors' meetings shall be the majority of the regular members.

PARAGRAPH 3 - The Board of Directors shall resolve by the majority of votes of those attending the meeting, and the Chairman shall be incumbent, in addition to his personal vote, upon the casting vote.

PARAGRAPH 4 - The Minutes of the Board of Directors' Meeting which shall elect, dismiss, designate or determine the Officers' attributions shall be filed with the State Commercial Registry and published in a local press agency, adopting the same procedure for acts of other nature, whenever the Board of Directors judges convenient.

PARAGRAPH 5 - The decisions of the Board of Directors shall be in the Minutes, which shall be signed by those attending the meeting.

ARTICLE 17 - It is incumbent upon the Board of Directors:

I. to establish the general policy of the Company's business and follow up the execution thereof;

II. to approve and change the Company's annual budget and the business goals and strategies provided for the subsequent period;

III. to elect and remove, at any time, the Company's officers, establishing their attributions, in compliance with the legal and statutory provisions, as well as to choose the main executive of the Company and the corporations in which the Company has made investments or the companies directly or indirect controlled by the Company;

IV. to inspect the management of the Officers, examine, at any time, the Company's books, request information on agreements entered into or about to be entered into or on any other acts;

V. to attribute the monthly fees to each member of the Company's Board of Directors, Executive Board and Audit Committee, when operating, as well as to determine the general criteria of compensation and benefit policy (indirect benefits, profit and/or sales sharing) of the Company's employees in general and the corporation in which the Company has made investments;

VI.         to choose, dismiss the independent auditors;

VII.        to call the General Meeting;

VIII. to approve and submit to the General Meeting the financial statements and the Management Report of the Company, therein included the consolidated statements;

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IX.         to approve and amend the Internal Regulation of the Board of
            Directors;

X. to establish the location of the Company's head office , as well as to create and extinguish branches, agencies, offices, departments and representations anywhere in the domestic territory and abroad;

XI. to submit to the General Meeting the allocation to be given to the net income for the year;

XII.        to authorize the disposal of the Company's real property;

XIII. to resolve on the acquisition of control and stake in other corporations, as well as the increase in the stake in controlled or associated companies in the country or abroad;

XIV.        to resolve on the creation of any subsidiary;

XV. to authorize the disposal, in full or in part, of the shares held by the Company issued by the controlled companies;

XVI. to authorize associations and the execution of shareholders' agreements;

XVII. to authorize the acquisition of shares issued by the Company for purposes of canceling or remaining in treasury and subsequent disposal;

XVIII. to approve investments exceeding R$ 10,000,000.00 (ten million reais), whenever not provided for in the Company's annual budget;

XIX. to approve any loan, financing or granting of any collateral or personal guarantee by the Company, within the period comprised by the budget then in effect, which, individually or cumulatively, exceed the amount of R$ 10,000,000.00 (ten million reais);

XX. to authorize the execution of agreements of any nature, including transactions and waivers, implying obligations for the Company or representing values in an amount exceeding R$ 10,000,000.00 (ten million reais), not provided for in the Company's budget, as well as any business or agreements amongst the Company and its shareholders and/or administrators and the partners, directly or indirectly, of the Company's shareholders;

XXI. to approve any over 2 (two) year duration agreements amongst the Company and its clients, suppliers, service providers and other entities which it maintains a commercial relationship, or their extensions, understood as such the longer than one year duration agreements;

XXII. to authorize the Executive Board to acquire, dispose of and constitute mortgages or encumbrances of any nature upon permanent assets of the Company, in

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            amounts representing equal to or in excess of R$ 10,000,000.00 (ten million reais), not provided for in the Company's annual budget;

XXIII. to authorize the tendering of guarantees by the Company on behalf of the controlled companies;

XXIV. to perform any other functions or resolve on any other issues which are not incumbent upon the General Meeting, as defined in these present Bylaws and expressly in the Law 6,404/76.

XXV. to determine the vote to be given by the Company's representative at the General Meetings and meetings of the Corporations in which the Company participates as shareholder, and previously approve the amendments to the Articles of Association of the corporations in which the Company participates as partner, inclusively approving the choice of the administrators of the controlled or associated companies to be elected with the Company's vote;

XXVI.       to approve the issue of subscription warrants;

XXVII. to approve the disposal on any account, inclusively conveyance to the capital of other company, transfer or assignment on any account or the burden of a substantial part of the Company's permanent assets, as such understanding (i) assets and/or rights which represent more than 5% (five percent) of the Company's permanent assets; (ii) rights, licenses, authorizations, permissions or concessions of the government which the Company is entitled to; and
            (iii) the Company's assets which correspond to a group destined for the exploration of a certain business or activity of the Company; and in the cases (ii) and (iii) above, regardless of the respective amount;

XXVIII. approval of the legal business and resolutions referred in this article by the Company's controlled companies or corporations associated to them;

XXIX. decisions relating to the Company's investment policy and the corporations in which the Company has made investments or the companies directly or indirectly controlled by the Company, or associated companies and their controlled companies;

XXX. to make decisions relating to the capital structure of the Company and the corporations in which the Company has made investments or the corporations directly or indirectly controlled by the Company or associated to the Company or to its controlled companies;

XXXI. to approve the issue of debentures non-convertible into shares or their sale, whether held in treasury, as well as to authorize the sale of debentures convertible into shares held by the Company, issued by its controlled companies;

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XXXII.      to discontinue the exercise of the rights of the shareholder who does not comply with obligations imposed by the law or the Bylaws;

XXXIII.     to previously resolve on the capital stock increase;

XXXIV. to authorize the waiver to the rights of subscription of shares or debentures convertible into shares of controlled companies;

XXXV. to resolve on the issue of shares within the authorized capital limit, under the terms of the paragraph 1 of the Article 5 of these Bylaws.

                                   SECTION IV
                                 EXECUTIVE BOARD

ARTICLE 18 - The Executive Board shall be comprised of, at least, 2 (two) and, at most, 5 (five) Officers: 1 (one) Chief Executive Officer, 1 (one) Chief Financial Officer, and the others ones shall be Officers, without a specific designation, shareholders or not, domiciled in the country, elected by the Board of Directors and deposable by the latter at any time, with term of office of three (3) years, allowing reelection.

PARAGRAPH 1 - The Officers, after the end of the management term, shall remain in office up to the election and the investiture of the new Officers.

PARAGRAPH 2 - In the event of vacancy in the position of Officer, or impediment or the sitting Officer, the Board of Directors shall elect the new Officer or appoint one alternate, whose term of office shall expire jointly with the other Officers.

PARAGRAPH 3 - In the case of absence or temporary impediment, the Officers shall substitute one another, reciprocally, as resolved by the Executive Board.

PARAGRAPH 4 - The members of the Board of Directors, up to one third, at most, shall be elected for the positions of Officers, thus accumulating functions. In this assumption, the Board member-Officer shall opt for the compensation which he/she is entitled to, either as a Board member or as an executive-administrator.

ARTICLE 19 - The powers of attorney shall always be executed by 2 (two) jointly Officers, and one of them shall necessarily be the Chief Executive Officer. The powers of attorney shall also be granted for specific purposes and for a determined term, not exceeding 1 (one) year, except those which contemplate the powers of the clause ad judicia. In addition to the term, the powers of attorney "ad negotia" shall void substitution.

ARTICLE 20 - The Company shall be represented, actively and passively, in any acts that incur obligations or exempt third parties from obligations with the Company, by two jointly Officers, by one officer and one attorney-in-fact, appointed as above, or by two attorneys-in-fact also appointed as above, by means of the power of attorney to practice the act specified thereof.

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PARAGRAPH 1 - Furthermore, the Executive Board shall appoint one of the members to represent the Company for acts and operations in the country or abroad, or shall establish an attorney-in-fact only to practice a specific act; and the minutes that contain the resolution of the Executive Board shall be filed with the Commercial Registry, whether necessary.

PARAGRAPH 2 - The Company shall be represented separately by any of the members of the Executive Board, without the formalities provided for by this article, in the events of receipt of court processes and notices and in the rendering of personal deposition.

ARTICLE 21 - The Executive Board shall always hold meetings whenever necessary, and the call shall be incumbent upon the Chief Executive Officer, prior to 2
(two) business days.

PARAGRAPH 1 - The quorum for the instatement of the meetings corresponds to the majority of members in office, and the resolutions shall be taken by the favorable vote of the majority of Officers attending the meeting.

PARAGRAPH 2 - The minutes of the meetings and the resolutions of the Executive Board shall be registered in the Company's records.

ARTICLE 22 - The Executive Board shall exercise the attributions granted by the Law, the Bylaws and the Board of Directors to take all measures necessary for the regular operation of the Company.

ARTICLE 23 - It is incumbent upon the Chief Executive Officer to, specifically:

      I.    supervise all the Company's activities;

      II. supervise the activities of the other Officers;

      III. submit to the approval of the Board of Directors the work plans and the annual budgets, the investment plans and the new expansion programs of the Company and its controlled companies, promoting its execution under the terms approved;

      IV. formulate the Company's operating strategies and guidelines, as well as to establish the criteria for the execution of the resolutions of the General Meeting and the Board of Directors, with the participation of the other Officers;

      V. coordinate and supervise the Executive Board's activities, calling and presiding the meetings, with the casting vote in the case of tie;

      VI. to represent the Company in meetings and any other deliberative body of the corporations in which the Company participates. In this event the minutes of the Board of Director's meeting which contain the Company's vote orientation shall be presented to the chairman of the meeting of the aforementioned corporations;

      VII. exercise the other attributions which are granted to him/her by the Board of Directors.

ARTICLE 24 - The Chief Executive Officer shall determine the specific functions of each Officer, complying with the limits set forth by the Company's Board of Directors. The representation of the Company with the regulating bodies of the capital market, in compliance with the provision in the Instruction 202/93, amended by the Instruction

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309/99, both of the Brazilian Securities and Exchange Commission, shall be incumbent upon to any Officer, as resolved by the Company's Board of Directors.

ARTICLE 25 - The Executive Board, as a collective body, shall:

      I. set forth specific policies and guidelines derived from the general guidance of the business established by the Board of Directors;

      II. elaborate the budget, the form of execution thereof and the Company's general plans, submitting them to the approval of the Board of Directors;

      III. present to the Board of Directors the proposals from controlled companies related to the general guidelines of organization, market development, and the investment plan and budget;

      IV. present, from time to time, to the Board of Directors, the general evolution of the Company's business;

      V. propose to the Board of Directors the disposal of the Company's permanent assets;

      VI. present to the Board of Directors the proposal for the Company's Internal Regulation, with the respective organizational structure;

      VII. evaluate the Balance Sheet and the other financial statements and the Annual Report of the Company, as well as the proposal for allocation of the net income, submitting them to the Audit Committee, the Independent Auditors and the Board of Directors; and

      VIII. resolve on other matters of collective competence of the Executive Board or attributed to it by the Board of Directors.

                                   CHAPTER IV
                                 AUDIT COMMITTEE

ARTICLE 26 - The Company shall have an Audit Committee, comprised of 3 (three) members and an equal number of alternates, without permanent character, and it shall only be elected and instated by the General Meeting by the request of shareholders, in the cases provided for by the law.

PARAGRAPH 1 - The members of the Audit Committee, individuals, domiciled in the country, legally qualified, shall be elected by the General Meeting which resolves the instatement of the body, at the request of shareholders, with term of office up to the first General Shareholders' Meeting held after the election.

PARAGRAPH 2 - The members of the Audit Committee shall only be entitled to the compensation determined by the General Meeting during the period of operation of the body and in the effective exercise of their functions.

PARAGRAPH 3 - The Audit Committee, when instated, shall hold the attributions provided for by the law, not being delegable the functions of the members thereof.

                                   CHAPTER VI
               FISCAL YEAR, BALANCE SHEET AND FINANCIAL STATEMENTS

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ARTICLE 27 - The fiscal year shall last 1 (one) calendar year and shall end in the last day of December of each year.

ARTICLE 28 - At the end of each fiscal year, the financial statements, consolidated in the balance sheet, the statements of retained earnings or accumulated deficit, statements of the net income for the year and statements in financial position shall be prepared, based on the Company's commercial accounting, simultaneously in domestic currency and constant purchasing power currency.

PARAGRAPH 1 - The balance sheet and the financial statements shall be submitted to the General Meeting by the Board of Directors, based on the elements that have been presented and proposed by the Executive Board.

PARAGRAPH 2 - The Company shall draw up the Balance Sheet and distribute the dividends in quarterly periods, as long as the semi-annually paid total dividends do not exceed the amount of its capital reserves.

PARAGRAPH 3 - Moreover, at any time, the Board of Directors shall resolve on the distribution of interim dividends, on the account of retained earnings or income reserves existing in the last annual or semi-annual balance sheet.

ARTICLE 29 - From the net income for the year, possible accumulated deficit and the provision for income tax shall be deducted, before any interest.

PARAGRAPH 1 - On the remaining income determined as the caput of this article, the statutory interest of the administrators shall be calculated, up to the maximum legal limit.

PARAGRAPH 2 - The net income for the year, obtained after the deduction referred in the previous paragraph, shall be allocated as follows:

a) 5% (five percent) to legal reserve, reaching 20% (twenty percent) of the paid-in capital stock. The constitution of Legal Reserve shall be exempted in the fiscal year in which its balance, plus the amount of the capital reserves, exceeds 30% (thirty percent) of the capital stock;

b) From the balance of the net income for the year, obtained after the deduction referred in the previous paragraph and adjusted pursuant to the article 202 of the Law 6,404/76, 25% (twenty-five percent) shall be allocated to the payment of mandatory dividend to all the shareholders thereof, in compliance with the provision in the paragraph 3 of the Article 5.

ARTICLE 30 - The dividends not claimed in the term of 3 (three) years, counted from the date in which they have been offered to shareholders, shall become void in behalf of the Company.

ARTICLE 31 - The management bodies shall pay or credit interest on own capital under the terms of the Article 9, paragraph 7, of the Law 9,249, as of
12.26.1995 and the relevant

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legislation and regulation, up to the limit of the minimum mandatory dividends referred in the Article 202, of the Law 6,404/76, which shall be considered by the net value of the income tax.

                                   CHAPTER VII
                   LIQUIDATION, DISSOLUTION AND EXTINGUISHMENT

ARTICLE 32 - The Company shall enter into liquidation, dissolution and extinguishment in the events provided for by the law or by virtue of the resolution of the General Meeting.

SOLE PARAGRAPH - The Board of Directors shall appoint the liquidator, the measures and guidelines to be followed, determine the fees thereof and elect the Audit Committee, which shall operate during the liquidation period.